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                            DATED August 28, 1996




                              (1) ENVIROMED PLC

                           (2) TRINITY BIOTECH PLC

                            (3) FLAMBELLE LIMITED

                            (4) EASTCOURT LIMITED






                            Agreement relating to
                            shares in Selfcare Inc









                           Reynolds Porter Chamberlain
                                Chichester House
                              278/282 High Holborn
                                 London WC1V 7HA
                              Ref: AKT/ENV.1-2/jlm
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THIS AGREEMENT is made on August 28, 1996

BETWEEN:

(1) ENVIROMED PLC a company incorporated in England and Wales (Registered No. 2815159) and having its registered office at Mercury House, 195 Knightsbridge, London SW7 1YE ("ENVIROMED");

(2) TRINITY BIOTECH PLC a company incorporated in the Republic of Ireland (Registered No. 183476) and having its registered office at Three Rock Road, Sandyford Industrial Estate, Dublin 18 ("TRINITY");

(3) FLAMBELLE LIMITED a company incorporated in the Republic of Ireland (Registered No. 245333) and having its registered office at 15/16 Fitzwilliam Place, Dublin 2 ("FLAMBELLE"); and

(4) EASTCOURT LIMITED a company incorporated in England and Wales (Registered No. 3234996) and having its registered office at Chichester House, 278/282 High Holborn, London WC1V 7HA ("EASTCOURT").

WHEREAS:

(A) Selfcare, Inc. is a company incorporated under the laws of the State of Delaware USA ("SELFCARE") having shares of common stock of US$ 0.001 per value each ("SELFCARE SHARES").

(B) Enviromed is the registered holder of 59,894 Selfcare Shares ("SELFCARE SALE SHARES").

(C) On 13 June 1996 the Board of Selfcare declared a 13 for 1 stock split effected or to be effected as a 12 for 1 stock dividend for all common stockholders of record as at 20 June 1996, in consequence whereof Enviromed has, will or should become the registered holder of a total of 778,622 Selfcare Shares. In this Agreement references to the


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         Selfcare Sale Shares are to the number of shares held by Enviromed prior to such stock split but, subject to such stock split being effected, shall be deemed to include any additional shares issued to Enviromed or to which Enviromed shall be entitled in consequence of such stock split.

(D) Flambelle is wholly owned by Trinity and Eastcourt is owned in equal proportions by Enviromed and Flambelle.

(E) Enviromed is willing to sell and Flambelle and Eastcourt are willing to purchase the Selfcare Sale Shares on the terms set out in this Agreement.

THE PARTIES AGREE as follows:

1.       INTERPRETATION

1.1      In this Agreement:

         "COMPLETION" means completion of the sale and purchase of the Selfcare Sale Shares in accordance with clause 3;

         "EASTCOURT A SHARES" means the 50 A ordinary shares of (pound sterling)1 each in the capital of Eastcourt registered in the name of Enviromed;

         "EASTCOURT B SHARES" means the 50 B ordinary shares of (pound sterling) 1 each in the capital of Eastcourt registered in the name of Flambelle;

         "EASTCOURT SELFCARE SHARES" means the Selfcare Sale Shares to be acquired by Eastcourt pursuant to clause 2.2 and any other shares or assets deriving from or by which such shares may from time to time be represented;

         "ENVIROMED CALL OPTION" means the option for Enviromed to require Flambelle to sell its Eastcourt B Shares to Enviromed provided for in clause 5;


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         "ENVIROMED PUT OPTION" means the option for Enviromed to require
         Flambelle to purchase Enviromed's Eastcourt A Shares provided for in clause 6;

         "ENVIROMED SHARE RIGHTS" means Enviromed's rights of ownership of the Selfcare Sale Shares and all rights that Enviromed may have to be registered as the legal and beneficial owner of the Selfcare Sale Shares, to transfer the Selfcare Sale Shares and to exercise all benefits of such ownership whether arising by operation of law (in any jurisdiction) or arising under any agreement, series of agreements, arrangements or understandings between Enviromed and Selfcare;

         "FIRST SUBSCRIPTION SHARES" means the 45,656 Selfcare Sale Shares represented by Certificate No. 122 dated 22 March 1994 and any further certificates issued to Enviromed in respect thereof pursuant to the stock split referred to in Recital (C);

         "FLAMBELLE SELFCARE SHARES" means the Selfcare Sale Shares to be acquired by Flambelle pursuant to clause 2.1;

         "REGISTRATION RIGHTS" means any right of the holder of the Selfcare Sale Shares to demand or otherwise participate in a registration under the Securities Act made in respect of Selfcare Shares whether pursuant to the Registration Rights Agreement or otherwise;

         "REGISTRATION RIGHTS AGREEMENT" means the agreement made as of 8 March 1994 between Selfcare, USB '93 Technology Associates Limited Partnership and the Company;

         "RELEVANT PROCEEDINGS" shall mean any legal proceedings, arbitration proceedings and alternative dispute resolution proceedings (including in each case any appeals therefrom, judicial reviews thereof and substituted proceedings) instituted by Enviromed, Trinity, Flambelle, Eastcourt or Selfcare concerning the existence of the Enviromed Share Rights or the entitlement of Enviromed to exercise or transfer the Enviromed Share Rights;


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         "REPRESENTATION LETTERS" the letters in the agreed form containing certain representations and obligations relating to compliance with the Securities Act and certain state securities laws, to be delivered to Enviromed by Flambelle and Eastcourt at Completion;

         "SECOND SUBSCRIPTION SHARES" means the 14,238 Selfcare Sale Shares represented by Certificate No. 170 dated 22 December 1994 and any further certificates issued to Enviromed in respect thereof pursuant to the stock split referred to in Recital (C);

         "SECURITIES ACT" the United States Securities Act of 1933, as amended; and

         "TRINITY LOAN" means the sum of (pound sterling)500,000 to be lent by Trinity or Flambelle to Eastcourt at Completion interest free and repayable as provided in clause 4.4.

1.2      In this Agreement, a reference to:

         1.2.1 a document in the "AGREED FORM" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party to this Agreement; and

         1.2.2 a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of or a schedule to this Agreement.

2.       SALE AND PURCHASE

2.1 Enviromed agrees to sell and Flambelle agrees to purchase 22,828 First Subscription Shares and 7,119 Second Subscription Shares for a total consideration of (pound sterling)500,000.

2.2 Enviromed agrees to sell and Eastcourt agrees to purchase 22,828 First Subscription Shares and 7,119 Second Subscription Shares for a total consideration of (pound sterling)500,000.


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3.       COMPLETION

3.1 Completion shall take place immediately following signature of this Agreement when:

         3.1.1 Trinity or Flambelle shall pay the Trinity Loan to Eastcourt by way of wire transfer;

         3.1.2 Flambelle and Eastcourt shall make a wire transfer of the consideration payable by them respectively under clauses 2.1 and 2.2 and Enviromed shall deliver to Flambelle and Eastcourt duly executed assignments in the agreed form in respect of the shares referred to in clauses 2.1 and 2.2 and the Registration Rights; and

         3.1.3 Flambelle and Eastcourt shall each deliver to Enviromed a duly executed Representation Letter.

3.2      Completion shall only have taken place when the provisions of clause
         3.1 have been fully complied with.

3.3 The parties shall agree the appropriate steps with regard to the presentation and registration of the assignments referred to in clause
         3.1.2 and until such assignments are presented to Selfcare or its transfer agent the share certificates in respect of the Selfcare Sale Shares will be held by Reynolds Porter Chamberlain (solicitors) on behalf of Flambelle and Eastcourt and only to be released on written instructions of Enviromed and Trinity.

4.       EASTCOURT

4.1 Enviromed and Flambelle shall each ensure that at all times during the continuance of this Agreement their respective rights to appoint a director to the board of Eastcourt under its Articles of Association have been duly exercised and that such director is at all times validly holding office.


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4.2      Enviromed and Flambelle undertake to procure that the directors they are respectively entitled to appoint to the board of Eastcourt shall resolve to exercise the voting rights attaching to the Eastcourt Selfcare Shares in the following manner:

         4.2.1 except in the circumstances set out in clause 4.2.2, on the directions of Trinity or Flambelle; and

         4.2.2 in relation to resolutions of Selfcare the subject matter of which relates to or may affect Enviromed Share Rights or otherwise affects Enviromed (except by reason of its interest in the Selfcare Sale Shares), on the directions of Enviromed.

4.3 Enviromed, Trinity and Flambelle shall procure that at all times during the continuance of this Agreement the sole and continuing asset of Eastcourt shall be the Eastcourt Selfcare Shares and that its sole liability during such period shall be the Trinity Loan, save for assets or liabilities arising by operation of law and Eastcourt's share capital.

4.4 Trinity and Flambelle agrees with Enviromed and Eastcourt that the Trinity Loan shall not be repayable during the continuance of this Agreement except in accordance with clause 5.5.

5.       THE ENVIROMED CALL OPTION AND THE TRINITY LOAN

5.1 In consideration of the mutual agreements and undertakings set out in this Agreement Flambelle hereby grants to Enviromed an option to require Flambelle to sell its entire holding of Eastcourt B Shares to Enviromed at the price and on the terms set out in this clause.

5.2 The Enviromed Call Option shall be exercisable by notice in writing given by Enviromed at any time during:

         5.2.1    the period of three years from the date of this Agreement; or


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         5.2.2    the continuation of any Relevant Proceedings commenced prior to the expiry of the said period of three years; or

         5.2.3    within 60 days after the termination of such Relevant
                  Proceedings.

5.3 The exercise price shall be par value in respect of each of the Eastcourt B Shares.

5.4 Completion of the sale and purchase of the Eastcourt B Shares pursuant to the exercise of the Enviromed Call Option shall take place within 7 business days following the date of service of notice when Enviromed shall pay the consideration and Flambelle shall deliver the share certificate and a duly executed stock transfer form in respect of such shares.

5.5 Within 60 days after completion of such sale Enviromed shall procure the repayment by Eastcourt to Trinity or Flambelle of the Trinity Loan by way of wire transfer and if during such period Eastcourt shall effect the sale of the Eastcourt Selfcare Shares Enviromed shall procure that the proceeds of sale should be charged in favour of Trinity or Flambelle by way of security for the repayment of the Trinity Loan.

6.       THE ENVIROMED PUT OPTION

6.1 In consideration of the mutual agreements and undertakings set out in this Agreement Flambelle hereby grants to Enviromed an option to require Flambelle to purchase Enviromed's entire holding of Eastcourt A Shares at the price and on the terms set out in this clause.

6.2 The Enviromed Put Option shall be exercisable by notice in writing given by Enviromed at any time during:

         6.2.1    the period of three years from the date of this Agreement; or


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         6.2.2    the continuation of any Relevant Proceedings commenced prior to the expiry of the said period of five years; or

         6.2.3 within 60 days after the termination of such Relevant proceedings.

6.3 The exercise price shall be par value in respect of each of the Eastcourt A Shares.

6.4 Completion of the sale and purchase of the Eastcourt A Shares pursuant to the exercise of the Enviromed Put Option shall take place within seven business days following the date of service of notice when Flambelle shall pay the consideration and Enviromed shall deliver the share certificate and a duly executed stock transfer form in respect of such shares.

6.5 If Enviromed shall not exercise the Enviromed Call Option or the Enviromed Put Option then Flambelle shall be entitled during the period of 90 days following the expiry of the last of the periods specified in clause 6.2 by notice in writing to Enviromed to require Enviromed to sell the Eastcourt A Shares to Flambelle and the provisions of clauses
         6.3 and 6.4 shall apply mutatis mutandis.

7.       THE ENVIROMED SHARE RIGHTS AND DISCLAIMER

7.1 Trinity, Flambelle and Eastcourt acknowledge that they have undertaken their own investigations into Selfcare, the Selfcare Sale Shares and the Enviromed Share Rights and that they have not relied on any representation of or warranty by Enviromed as to Selfcare, the Selfcare Sale Shares and the Enviromed Share Rights in entering into this Agreement.

7.2 Trinity, Flambelle and Eastcourt acknowledge that they have each received and reviewed (including with their professional advisers) and understand the disclosure letter from Enviromed dated of even date with this Agreement.


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7.3      Enviromed, Trinity and Flambelle agree that they shall institute or defend or be joined as a party and/or cause Eastcourt to institute or defend or be joined as a party to any Relevant Proceedings which shall be necessary or desirable for the purpose of establishing or enforcing the Enviromed Share Rights, subject to clause 7.6.

7.4 The parties agree that the legal proceedings instituted by Enviromed against Selfcare, Lehman Brothers, Inc., Dillon, Read & Co. Inc. and Adams, Harkness & Hill, Inc. in the United States District Court, Southern District of New York (reference 96 C iv.5097(DAB)) are Relevant Proceedings and Trinity and Flambelle confirm their approval thereof.

7.5 In respect of any Relevant Proceedings the following provisions shall apply:

         7.5.1 Enviromed shall be responsible for the conduct of such proceedings and shall keep Trinity informed of the progress thereof;

         7.5.2 Enviromed, Trinity and Flambelle shall co-operate with each other in respect of such proceedings and shall use all reasonable endeavours to resist or pursue such proceedings;

         7.5.3 Enviromed and Trinity shall bear equally the out of pocket costs and expenses of such proceedings including legal fees and attorney suits; and

         7.5.4 Enviromed shall make no settlement or compromise of such proceedings without the prior approval of Trinity, such approval not to be unreasonably withheld.

7.6 If any dispute shall arise between Enviromed, Trinity and Flambelle as to whether to institute or defend or be joined as a party and/or cause Eastcourt to institute or defend or be joined as a party to Relevant Proceedings or the conduct, settlement or compromise of Relevant Proceedings, the dispute shall be referred to a senior lawyer of at least ten years' qualification appointed by agreement between the parties or in


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         default of agreement by the President for the time being of the Law
         Society in London whose determination shall be final.

7.7 Trinity, Flambelle and Eastcourt acknowledge that they shall have no right to rescind this Agreement or to recover the whole or any part of the consideration paid by any of them to Enviromed respectively under clauses 2.1 and 2.2 in the event of any Relevant Proceedings being unsuccessfully pursued or resisted as the case may be, but if Selfcare shall be obliged to repay the whole or part of the subscription money in respect of the Selfcare Sale Shares it is agreed that such repayment shall be shared equally between Enviromed and Flambelle.

7.8 Trinity and Flambelle covenant with and undertake to Enviromed that except as disclosed to Enviromed in writing on or before the date hereof neither of them nor any of their shareholders, directors, employees or agents has entered into any agreement, arrangement or undertaking with Selfcare, or any of its shareholders, directors, employees or agents, or EN PLC Limited Partnership or any of its general or limited partners and that if during the continuance of this Agreement either of them or any of their shareholders, directors, employees or agents shall enter into any such agreement, arrangement or undertaking with any of such persons it will immediately give notice thereof in writing to Enviromed.

7.9 Trinity, Flambelle and any transferees or assignees referred to in clause 8 covenant with and undertake to Enviromed that it will, during the continuance of this Agreement (or lesser period as referred to in clause 8.2), procure that the voting rights attaching to the Flambelle Selfcare Shares are, in relation to resolutions of Selfcare relating to or affecting the Enviromed Share Rights or otherwise affecting Enviromed, exercised on the directions of Enviromed, provided that Enviromed shall be entitled at any time by notice in writing to release any future obligation under this clause.


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8.       TRANSFER OF FLAMBELLE SELFCARE SHARES

8.1 In the event that the Flambelle Selfcare Shares are transferred or assigned to a subsidiary or associated company of Trinity the transferee or assignee shall execute an agreement to be unconditionally bound by the provisions of clause 7.9 and this clause 8.

8.2 In the event that the Flambelle Selfcare Shares are transferred or assigned to a third party prior to registration of such shares pursuant to the Securities Act of 1933 of the United States of America the parties agree the share certificate representing the Flambelle Selfcare Shares shall bear a legend in the agreed form notifying the transferees or assignees of the voting rights restrictions contained in clause 7.9.

8.3 Once the share certificates relating to the Flambelle Selfcare Shares have been furnished by Selfcare or its transfer agent such certificates will be deposited with and held by O'Donnell Sweeney (solicitors) on an undertaking to Enviromed that the share certificates will not be released to any party to which clause 8.2 applies without the legend referred to in that clause being appended thereto.

9.       FLAMBELLE

Trinity acknowledges that the benefits obtained by Flambelle (which Trinity hereby represents to Enviromed it wholly owns) pursuant to this Agreement are adequate consideration for Trinity's obligations as set out in this Agreement and further Trinity agrees that during the continuance of this Agreement it shall:

9.1 not dispose of any interest it has in Flambelle or allow any third party to have any rights in relation to the management of Flambelle;

9.2 ensure Flambelle complies with all its obligations under this Agreement and Trinity shall fully indemnity Enviromed for any liability or loss incurred as a result of Flambelle not complying with such obligations; and


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9.3      the provisions of clauses 9.1 and 9.2 shall apply in respect of any subsidiary or associated company referred to in clause 8.1.

10.      DURATION OF OBLIGATIONS

This Agreement shall continue in full force and effect until the later of:

10.1 Enviromed or Flambelle having sold, as the case may be, their Eastcourt A Shares or Eastcourt B Shares pursuant to the terms of this Agreement; and

10.2 no obligations being outstanding between any of the parties hereto under the terms of this Agreement.

11.      NOTICES

11.1 Any notice under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post (air mail if overseas), recorded delivery post, or by telex or telefax to the party due to receive such notice at its address set out in this Agreement or to such other address specified by that party by written notice to the other.

11.2 In the absence of evidence of earlier receipt, a notice is deemed given:

         11.2.1 if delivered personally, when left at the address referred to in clause 11.1;

         11.2.2   if sent by mail, except air mail, 48 hours after posting it;

         11.2.3   if sent by air mail, six days after posting it;

         11.2.4   if sent by telex, when the proper answer-back is received; and

         11.2.5   if sent by fax, on completion of its transmission.


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12.      GENERAL

12.1 No party may assign or transfer or purport to assign or transfer any rights benefits or obligations under this Agreement.

12.2 This Agreement represents (together with any documents referred to herein) the entire agreement between the parties hereto in relation to the Selfcare Sale Shares and no variation hereof shall be effective unless made in writing. 12.3 This Agreement shall be governed by and construed in accordance with the laws of England and the parties hereby submit to the non-exclusive jurisdiction of the English Courts.

12.4 The failure by any of the parties hereto at any time to require performance by any other party or to claim a breach of any term of this Agreement shall not be deemed to be a waiver of any right under this Agreement.

12.5 The parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, execute and do all such further deeds, documents and things as any party may reasonably require by notice in writing to any other party to carry the provisions of this Agreement into full force and effect.

12.6 Any date or period mentioned in this Agreement may be extended by agreement between the parties hereto but as regards any date or period (whether or not extended as aforesaid) time shall be of the essence of this Agreement.

EXECUTED under hand in four originals the day and year first before written.


SIGNED for and on behalf of         )
ENVIROMED PLC                       )  Thomas J. Murphy


                           Director


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SIGNED for and on behalf of        )
TRINITY BIOTECH PLC                )   Ronan O'Caoimh


                           Director




SIGNED for and on behalf of        )
FLAMBELLE LIMITED                  )   Ronan O'Caoimh


                           Director




SIGNED for and on behalf of        )
EASTCOURT LIMITED                  )   Ronan O'Caoimh


                           Director

                                       Thomas J. Murphy

                           Director


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